Exhibit 99.2
Final Transcript
Conference Call Transcript
WSSI — Q1 2006 WebSideStory, Inc. Earnings Conference Call
Event Date/Time: May. 10. 2006 / 9:00AM ET

Thomson StreetEvents	www.streetevents.com	Contact Us	1

© 2006 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

Final Transcript
May. 10. 2006 / 9:00AM ET, WSSI — Q1 2006 WebSideStory, Inc. Earnings Conference Call
CORPORATE PARTICIPANTS
Claire Long
WebSideStory, Inc. — CFO
Jeff Lunsford
WebSideStory, Inc. — Chairman and CEO
CONFERENCE CALL PARTICIPANTS
Mark May
Needham & Company — Analyst
Kyle Evans
Stephens Company — Analyst
Philip Dionisio
Friedman, Billings, Ramsey — Analyst
Brad Whitt
RBC Capital Markets — Analyst
Paul Weaver
Piper Jaffray — Analyst
Sean Jackson
Avondale Partners — Analyst
Michael Huang
ThinkEquity — Analyst
Richard Baldry
First Albany — Analyst
Troy Mastin
William Blair & Company — Analyst
John Tory
Montgomery — Analyst
PRESENTATION
Operator
Good day, ladies and gentlemen, and welcome to the first quarter 2006 WebSideStory, Inc. earnings conference call. My name is Sheryl, and I will be your coordinator for today.
[OPERATOR INSTRUCTIONS]
I would now like to turn the presentation over to your host for today’s call, Ms. Claire Long, Chief Financial Officer of WebSideStory.
Please proceed, ma’am.
Claire Long — WebSideStory, Inc. — CFO
Thank you and good morning. My name is Claire Long, Chief Financial Officer of WebSideStory. Welcome to WebSideStory’s 1st quarter 2006 earnings conference call. Following the live call, an audio archive of this call will be available on our investor relations section of our website at www.websidestory.com.

Thomson StreetEvents	www.streetevents.com	Contact Us	2

© 2006 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

Final Transcript
May. 10. 2006 / 9:00AM ET, WSSI — Q1 2006 WebSideStory, Inc. Earnings Conference Call
Today’s call contains forward-looking statements that are not a description of historical facts. For example, statements about future results of operations, growth opportunities, the anticipated synergies of WebSideStory, Atomz and Visual Sciences businesses and about the projected future financial performance of those businesses are all forward-looking statements. You should not regard any forward-looking statements as a representation by WebSideStory that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in WebSideStory’s business. Such risks include, without limitation, the company’s reliance on its web analytics services for the majority of its revenue, the company’s limited experience with digital marketing applications beyond Web analytics, the risks associated with the company’s indebtedness, the risks associated with integrating the operations and products of Avivo and Visual Sciences with those of WebSideStory, the highly competitive markets in which we operate that can make it difficult for WebSideStory to acquire and retain customers, the risk that WebSideStory’s customers fail to renew their agreements, the company’s recent achievement of profitability and the risk that it may not maintain this profitability, the risk that the company’s services may become obsolete in a market with rapidly changing technology and industry standards, blocking or erasing of cookies or limitations on our ability to use cookies, privacy concerns and laws or other domestic or foreign regulations that might subject the company to litigation or limit our ability to collect Internet user information, WebSideStory’s ability to defend itself against claims of patent infringement alleged by NetRatings, Inc., WebSideStory’s ongoing ability to protect its own intellectual property rights and to avoid violating the intellectual property rights of third parties and other risks described in WebSideStory’s filings with the Securities and Exchange Commission, including WebSideStory’s annual report on Form 10-K for the year ended December 31, 2005, and quarterly report on Form 10-Q for the quarter ended March 31, 2006, to be filed later today. Please do not place undue reliance on these forward-looking statements, which speak only as of the date of this call. WebSideStory undertakes no obligation to revise or update this information or forward-looking statements in this call to reflect subsequent events or circumstances.
Our presentation today includes information presented on a non-GAAP basis. We believe that this presentation of non-GAAP results provides useful information to both management and investors by excluding specific items that we believe are not indicative of our core operating results. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with generally accepted accounting principles. We refer you to the press release we issued earlier this morning, which is available on the investor relations portion of our website websidestory.com for a reconciliation of the differences between the non-GAAP presentations and the most directly comparable GAAP-based measures.
Now I would like to turn the call over to Jeff Lunsford, the CEO and Chairman of WebSideStory.
Jeff Lunsford — WebSideStory, Inc. — Chairman and CEO
Thanks, Claire. Q1 was a record quarter for WebSideStory, with strong performance across the board.
In the quarter:
•	We achieved record non-GAAP revenue of $14.5 million, an increase of 109% over Q1 of ‘05 on an as-reported basis and 37% on an organic basis. This amount includes $1.1 million in non-GAAP revenue, which Claire will describe later. The over-performance in revenue above our previously issued guidance and expectations came in almost equal parts from general strength in the active marketing suite division and from stronger-than-expected add-on sales in the Visual Sciences division. The Active marketing Suite Division, which includes our HBX Search, Publish and Bid products, produced 40% year over year growth. The Visual Sciences division grew over 50%. The non-strategic part of our business, including HitBox Professional, ad-derived site search revenue and StatMarket, representing just 6% of our revenue, declined 10% year over year. For those of you wanting to track our success with integrating Atomz, Search, Publish and related services grew at 22% year over year. HBX and related services grew at 45%. These two groups combined to deliver the 40% growth in the Active Marketing Suite division mentioned above. Going forward, we will be reporting just growth rates at the Active Marketing Suite division level as these services are now tightly integrated, as you likely saw with our announcement regarding Brooks Brothers successful A/B test on April 24th, and we are operating them as one division and one reporting segment.

•	In the quarter, we earned $0.12 per share in non-GAAP earnings as compared to our previously issued guidance of $0.10 to $0.12. We benefited from lower tax rates than previously modeled, as well as general strong performance in the business. Claire will provide more detail on taxes.

•	In line with what you’d expect from these non-GAAP earnings, we added $2.5 million of cash to the balance sheet before cash outlays related to the Visual Sciences merger and payments related to Visual Sciences’ license of NetRatings patents.

Thomson StreetEvents	www.streetevents.com	Contact Us	3

© 2006 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

Final Transcript
May. 10. 2006 / 9:00AM ET, WSSI — Q1 2006 WebSideStory, Inc. Earnings Conference Call
•	Our non-GAAP pretax margins were 16%, down from 27% in Q4 2005. The narrowing in margin was related to legal and accounting fees related to patent litigation and compliance with Section 404 of Sarbanes-Oxley, as well as to the continuing ramp of investment in development and sales and marketing we discussed last quarter. Our gross margin decreased by two points due to an increase of professional services revenue, which typically has a higher cost of sales than subscription, hosting and license revenues.

•	We stated last quarter that we believe the high-end of our marketplace offered great opportunity for us to expand and we correspondingly increased our spending plan. As you can see in the growth numbers discussed above and the over-performance in revenue, early returns regarding this strategy are positive. We plan to continue investing in Q2 and beyond and are raising revenue guidance for Q2 as a result. The point we’d like you to take away is that the compression in our operating margin is, roughly speaking, half by design as a choice for growth, rather than due to external industry factors. The other half of the compression in margin is due to external factors, but they’re largely noncompetitive. They’re primarily the increasing cost burden of running a public company as the complexity of our business increases, as well as to litigation costs related to our intellectual property dispute with NetRatings. It is interesting to note that these external factors are not related to increased competition. In fact, recent announcements, public filings of competitors and general market intelligence have confirmed what we’ve said along, which is that we have the most efficient business model in our sector. In one prominent competitor’s case, we have a greater than 30-point gross margin advantage, which parlays directly into pricing flexibility and, as many of you know, the COGs line is the hardest line to drive down in the technology services business.

•	Given the strong growth mentioned above, the success of the “invest in growth” strategy shift, which we embarked on in Q4, we are going to change our target operating margin for 2007. In the past, we have told investors we believe we could achieve 30% pretax non-GAAP margins by sometime in 2007. We are now going to target a 20 to 25% margin for 2007, with the range depending on whether we offer higher growth with lower margins or lower growth with higher margins. Given the 27% we delivered in Q4, you and we both know these margins are achievable. The levels at which we earn will now largely be dependent upon conscious decisions we make as a management team. A strong majority of investors have shown us they want growth, and we are operating under that pretense now, as you can see in our Q1 results and in our updated guidance.

•	Regarding bookings, we were in line with our plan in all product areas. Based on these bookings, we are raising revenue guidance for Q2 to $15.8 to $16.4 million to $16.0 to $16.7 million in non-GAAP revenue.

•	Regarding customer additions, we signed over 120 contracts with new customers for various modules of the WebSideStory Active Marketing Suite and Visual Sciences Suite. Our global customer count now exceeds 1,300. Our average contract size for new customers increased to approximately $37,000 in one-year value and our average relationship for all customers increased in one-year value to approximately $44,000.

•	The merger with Visual Sciences in the first quarter contributed to the increase in these metrics and is helping us achieve our stated objective of moving up the value chain with our customers.
In the product area:
•	We launched HBX 3.5, which expands the dimensions of analysis beyond the tracking of traditional HTML content to include streaming media and mobile device user behavior. We believe WebSideStory is the only Web analytics vendor to provide these capabilities as standard offerings. This is one of the most innovative releases to date and has been well received in the market by customers, prospects and industry analysts.

•	We also launched Search 4.0, the first site search solution to automatically integrate site search and website behavioral data. This patent-pending technology, which we call Active Ranking, enables marketers to optimize the ranking of their search results based on any number of important visitor metrics, such as conversion rate, entry pages, most requested pages and visits, and dramatically improve their online business objectives, including increasing conversions and delivering the most relevant content. In an A/B test with Brooks Brothers, we calculated an increase in their revenue generated from customers using site search by 25%. This is compelling, innovative and clearly valuable new technology. This is technology that we believe further separates WebSideStory’s Active Marketing Suite from its pack of competitors. Search 4.0 is also the first on-demand site search solution to provide shopping engine feeds and feeds to Google site maps. This is a truly innovative release that offers a better way to do site search than licensing complex in-house software products.

Thomson StreetEvents	www.streetevents.com	Contact Us	4

© 2006 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

Final Transcript
May. 10. 2006 / 9:00AM ET, WSSI — Q1 2006 WebSideStory, Inc. Earnings Conference Call
•	HBX 3.5, Search 4.0 and existing products received strong reviews from industry analysts in the quarter, including one of only two “Strong Positive” ratings, the highest possible, in Gartner’s “MarketScope for Web Analytics, second quarter 2006,” and rating as one of the top choices for best overall capabilities in a study by the Patricia Seybold Group, a leading analyst firm specializing in customer experience.

•	In the quarter, we also made good progress on getting HBX Bid to market. Bid is out of beta and became commercially available this month. We will have our first cross-sell metrics for you regarding Bid in our next earnings call, but imagine the real uptake will occur in Q4, since real sales efforts are just beginning this month.

•	Lastly, in the quarter we completed our merger with Visual Sciences, arguably the most innovative and powerful data visualization technology provider in the marketplace. Each of you that has seen it — and each of our customers that has seen it — has been immediately impressed. Visual Sciences is an incredibly exciting business with growth prospects well beyond Web analytics. It is a key factor in our stated objective of increasing our overall relationship size and thus strategic importance to key customers.
I’d now like to pass the call back over to Claire for a description of some key financial details.
Claire Long — WebSideStory, Inc. — CFO
Thanks, Jeff. The first quarter of 2006 was our 10th consecutive quarter of positive cash generation and non-GAAP profitability.
We achieved non-GAAP revenues of $14.5 million. This figure includes GAAP revenues from Visual Sciences from the merger date of February 1st onward. It also includes $1.1 million in non-GAAP revenues from Visual Sciences. As we discussed on our fourth quarter conference call, the purchase accounting rules required us to fair value the deferred revenue obligation of Visual Sciences upon the close of the merger. As a result, we recorded $4.5 million less of deferred revenue on our opening balance sheet than Visual Sciences had on their ending balance sheet. This deferred revenue would have been recognized as revenue over approximately the next 12 months by Visual Sciences had they not merged with WebSideStory. Thus, to properly reflect the economics of the company as we manage it, we will report pro forma revenues until early 2007. You will see only $4.1 million of deferred revenue in the guidance metrics, because $500,000 does not get recognized until 2007.
Another very important matter concerning revenue recognition is the establishment of vendor-specific objective evidence with regards to the revenue elements at Visual Sciences. Visual Sciences sells licenses, post-contract customer support, data services and hosting services. Prior to the purchase, revenue at Visual Sciences was recognized on a pro rata basis over the contractual term. The accounting rules for software revenue recognition require vendor-specific objective evidence in order to recognize revenue on individual components of revenue, such as licenses, as delivered, instead of on a pro rata basis. We established vendor-specific objective evidence in the first quarter, and thus license revenue was, and will continue to be, recognized upon initial installation, training or acceptance, whichever is later, while other services, such as hosting and post-contract support, are recognized ratably over the contracted term after the software is installed, trained, or accepted, whichever is later. Certain revenue elements, such as some upfront fees and hosting arrangements will be recognized over the customer relationship period. I would encourage you to read our 10-Q, which will be filed later today, which includes our full revenue recognition policy. I will also answer any questions regarding this during our Q&A. The net effect of establishing VSOE in Q1 in stead of applying the pro rata approach was an increase in revenues of $164,000.
For 2006, we will continue to show the amount of pro forma revenues each quarter as one line item and new revenues from four separate categories. Firstly, subscription, hosting and support, which are all recurring revenues. Secondly, license revenues. Third, professional services and, lastly, advertising. Visual Sciences will be considered a reportable segment. Thus, you will have full visibility into the growth in revenues from that business. As Jeff mentioned above, and as should be readily apparent with the release of Search 4.0, we will not be able to continue to provide individual growth rates for the old Atomz business for much longer. The Atomz search and publish businesses have become so integrated with the core HBX business, from both a product and a business perspective, that we would run into significant allocation questions in trying to tag business results to any one group. Thus, this is the last quarter that we can provide growth rates individually on HBX and the business formerly known as Atomz. Going forward, we will provide growth rates for the Active Marketing Suite segment, which currently consists of HBX, Bid, Search and Publish, and the Visual Sciences Suite segment, which currently consists of Visual Site, Visual Mail and Visual Phone.
Our gross margins, calculated on non-GAAP revenues and excluding stock-based compensation and amortization of intangibles, was 81% in Q1. This was a drop of two percentage points from the previous quarter. The gross margin excludes approximately $913,000 of amortization of intangibles and stock-based compensation, compared to only $89,000 in the prior quarter. The 2% decrease was due to an increase in professional services revenue, which typically has lower gross margins than other revenue sources.

Thomson StreetEvents	www.streetevents.com	Contact Us	5

© 2006 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

Final Transcript
May. 10. 2006 / 9:00AM ET, WSSI — Q1 2006 WebSideStory, Inc. Earnings Conference Call
Operating expenses before stock-based compensation and amortization of intangibles as a percentage of non-GAAP revenues, increased from 59% in Q4 of last year to 65% in Q1 of this year.
Compared to Q4 2005, sales and marketing expenses increased slightly in Q1 2006, as many of our new marketing initiatives will occur in Q2. Technology development expenses as a percentage of revenue were up from 13% in Q4 2005 to 15% in Q1 2006. This reflects our continued investment in development activities in Russia, San Bruno and San Diego. We capitalized approximately $195,000 of certain costs related to the development of our bid management tool in Q1 2006. This is very similar to Q4 2005. We anticipate that technology development expenses will increase as a percentage of revenue in the second quarter, as that project has been commercially launched. General and administrative expenses increased from 11% to 15%. Costs to comply with Sarbanes-Oxley and related fees contributed to this increase, as did the legal costs incurred related to patent litigation.
Interest expense/income increased from income of $272,000 in Q4 2005 to an expense of $150,000 in Q1 2006. As part of the merger with Visual Sciences, we issued $20 million in unsecured senior notes with a 4% coupon. As part of the purchase accounting adjustment, the interest rate was deemed to be below market, as the notes were discounted to a face value of $18.9 million with an implied interest rate of 9.5%. This purchase accounting adjustment resulted in an additional $171,000 of GAAP interest expense in Q1 2006. This additional interest is all non-cash and therefore it is excluded from our non-GAAP EPS, similar to how we treat taxes. It is important to note that at maturity we will be obligated to pay the true $20 million face value of the note, and the 4% coupon, rather than any amounts imputed under purchase accounting.
GAAP taxes resulted in a benefit of $606,000, while cash taxes were an expense of $69,000 and will remain at a cash tax rate of approximately 2 to 5% for 2006. Our pro forma EPS does not consider the GAAP benefit and instead reflects the cash expense that we will pay. We had previously guided to an expected 20% cash tax rate for Q1. A reduction in the estimated cash tax rate was primarily due to lower than expected taxable income due to the deductibility of intangibles and goodwill from the Visual Sciences merger, as well as the tax benefits received from the exercise of non-qualified stock options. We also experienced an increase in our Section 382 annual loss limitation for the current year, as we did not utilize any of our historical NOLs in 2005. Due to these changes, our taxable income will not exceed our Section 382 loss limitation threshold. Therefore, all of our income within the U.S. will be offset by the utilization of our historical net operating losses. NOLs of approximately $30 million were available at the end of first quarter. We now expect our cash tax rate to remain in this 2 to 5% range through the end of 2007 and only expect them to raise to 5 to 10% in 2008. For future quarters, we plan on reinvesting this reduced cash tax expense back into our business, so please do not factor an ongoing benefit from this item into your models.
A GAAP tax benefit at a 26% rate was recorded for the quarter. Our marginal tax rate is expected to be 39.5%; however, due to permanent tax differences, the GAAP rate will differ significantly when GAAP earnings or losses are low. We expect our GAAP tax rate for 2006 to be between 25 and 29%, and for 2007 and 2008 to be between 35 and 40%.
Non-GAAP net income before stock-based compensation expense, amortization of intangibles and other non-cash charges was approximately $2.3 million, or 16% of total non-GAAP revenue in the first quarter, compared to 27% in the previous quarter and 18% in the first quarter of last year. Non-GAAP earnings per share before stock-based compensation expenses, amortization of intangibles and other non-cash items was $0.12 on a fully diluted basis for the quarter.
Turning now to that balance sheet, we generated $2.5 million in cash, excluding the Visual Sciences merger, related transaction and patent license expenses. Our working capital and liquidity, while down from last quarter due to the funds used in the Visual Sciences merger, remains strong with approximately $15.6 million in cash and marketable securities, $6.9 million of working capital, with the only debt on our balance sheet being the $20 million in notes related to the Visual Sciences purchase, which are reflected at the discounted amount of $18.9 million. Our deferred revenue balance grew from $12.8 million to $15.8 million during the quarter, $1.3 million of the increase was from the beginning balance sheet of Visual Sciences, with another $1.2 million of the increase due to the rebuilding of the deferred revenue balance at Visual Sciences after the purchase accounting haircut. This increase is more dramatic in the first quarter than in future quarters as all new billings increase the balance, but only there recognition of GAAP revenues, not non-GAAP revenues, decreases the balance. The remainder of the growth was due to the timing of invoices in the Active Marketing Suite segment. Accrued liabilities grew in line with the growth of our business.
I would now like to pass it back over to Jeff for some concluding comments and a discussion of our revised guidance.

Thomson StreetEvents	www.streetevents.com	Contact Us	6

© 2006 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

Final Transcript
May. 10. 2006 / 9:00AM ET, WSSI — Q1 2006 WebSideStory, Inc. Earnings Conference Call
Jeff Lunsford — WebSideStory, Inc. — Chairman and CEO
Thanks, Claire. As you can tell from these results, this business is growing at a healthy pace and generating cash as we grow and as our non-GAAP measures would indicate. We have been disciplined in our acquisition strategy, only joining forces with companies with strong product synergies and management teams that, like us, are committed to running profitable growth businesses.
In the press release that we issued earlier today, we provided guidance on non-GAAP and GAAP revenues and EPS for the second quarter 2006 and full year of 2006. For the full year, we are expecting to achieve non-GAAP revenue of $67 to $68.5 million and non-GAAP EPS of $0.50 to $0.54. For the second quarter, we are expecting to achieve non-GAAP revenue in the range of $16 to $16.7 million and non-GAAP EPS of $0.10 to $0.13 per share. The GAAP correlates to these numbers are provided in the release.
Looking into 2007, we believe organic revenue growth assumptions of 30 to 35% are within reason, given what we are experiencing in the business today. Earnings growth should be slightly higher, as we benefit from increased scale and from the continued low cash tax rates of 2 to 5% Claire mentioned above. We elected this quarter to adopt a more conventional guidance of current quarter plus full year, rather than the rolling three quarters we had been previously giving. We hope investors and analysts will find this format more useful.
As stated before, we increased our sales, marketing and R&D efforts partially in Q1 and have continued to do so more substantially in Q2. Margins are compressed for Q1 and Q2, and then we expect to see expansion in Q3 and Q4. There are six primary cost factors compressing margins in Q2. They are:
1)	Visual Sciences is moving offices and we are incurring double rent for most of the quarter;

2)	We have already held two large customer forums in the quarter, one for WebSideStory and one for Visual Sciences. These are expensive events which are only partially offset by customer attendance fees. In the future, we are going to combine Visual Sciences and Active Marketing Suite customer events for efficiency and to drive cross-selling activity;

3)	We process all annual raises on April 1st of every year, so you see increased salary expense most acutely in this quarter;

4)	Q2 is the quarter where we stopped capitalizing development of Bid and started expensing those development resources normally, plus amortizing the capitalized amount, which is a bit of a double whammy;

5)	Litigation expenses related to our patent dispute with NetRatings are going to be higher than originally modeled; and

6)	Audit expenses for the year are going to run almost $500,000 higher than we had modeled at the beginning of the year. We continue to be amazed by this environment and how it drives up costs that we have no choice but to absorb.
For those of you building models, please take careful note that we are planning to reinvest any benefit from the lower cash tax rates that Claire mentioned back into the business, and/or to fund the legal and accounting expenses mentioned above. So please do not raise your earnings models due to the lower taxes.
To review the macro landscape with you, we believe great growth opportunities abound for WebSideStory. With the addition of Visual Sciences into our corporate family, we are positioned to truly capitalize on growth in the online world as well as in real-time enterprise analytics. Five waves of growth are fueling our own:
1.	ASP adoption is growing at 25%-plus a year;

2.	Online commerce is growing at approximately 30% a year;

3.	Online ad spend is growing at approximately 30% a year;

4.	Rich media and mobile Internet usage are accelerating rapidly; and

5.	Real-time multi-channel enterprise intelligence is becoming a best practices standard.
We expect these growth trends to continue at close to these rates for the next two to three years, and we expect to capitalize on this growth in both the Active Marketing Suite division, which will continue to build new services to help businesses and optimize their online presence, and the Visual Sciences division, which will continue to build across the enterprise as we expand this suite of real-time enterprise analytics solutions.

Thomson StreetEvents	www.streetevents.com	Contact Us	7

© 2006 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

Final Transcript
May. 10. 2006 / 9:00AM ET, WSSI — Q1 2006 WebSideStory, Inc. Earnings Conference Call
We are pleased with our business model and how it is holding up as we grow. Our revenue model is still largely recurring in nature, with approximately 90% of our quarterly revenue goals being already contracted entering any particular quarter. Our gross margins on non-GAAP revenue going forward will be approximately 80%, excluding stock-based comp and amortization of intangibles. Our consulting to software for on-demand services mix will be 10 to 20%, and we will continue to invest in building out an ecosystem of implementation and consulting partners to help leverage our solutions into accounts faster than we can do alone. Our Stream partners are delivering on real integration and our customers are benefiting from interoperability of the many different systems needed to run a world-class digital marketing operation.
That ends our prepared remarks and I would like to thank each of you for attending the call and will now turn the call over to the operator for Q&A. Thank you for your time.
QUESTION AND ANSWER
Operator
[OPERATOR INSTRUCTIONS].
Our first question comes from Mark May of Needham & Company.
Mark May — Needham & Company — Analyst
Good morning. I had a couple of questions. First one on Visual Sciences. I think that I heard Claire say that you guys were going to be breaking that out as a separate revenue segment, I guess in the footnotes, but I think I missed the actual revenue contribution in the quarter. And since it was a partial quarter, if you could also give us what the revenues were for the full quarter? And then sort of a related, given the longer lead times at Visual Sciences, what — could you just characterize what sort of upside or downside or visibility that you have in terms of whatever you take then for Visual Sciences for the rest of the year?
Jeff Lunsford — WebSideStory, Inc. — Chairman and CEO
Ah, yes, we are going to be reporting it as a segment, and as far as the sales and the visibility, and then I’ll let Claire answer the revenue contribution question. But their sales cycles are longer. In the Active Marketing Suite, we are probably a three to six month average sales cycle, and with Visual Sciences it’s probably six to nine months.
We still have plenty of visibility into the pipeline, as well as into the revenue recognition, so the way their revenue recognition works is we’ll sign a large contract, $0.5 million or $1 million contract, and it has a number of deliverables and a number of training events, so the signing of the contract does not trigger the revenue recognition in almost any case.
It possibly does on an upsell contract, but normally we have to go do a bunch of work to begin delivering — recognizing revenue on those contracts. So entering any particular quarter, most of the Visual Sciences revenue we are expecting that quarter has already been contracted for and we just have to run the business to hit those deliverables to be able to recognize the revenue, if that makes sense.
Mark May — Needham & Company — Analyst
And in terms of delivery execution, how good was the team last year in hitting their internal targets?
Jeff Lunsford — WebSideStory, Inc. — Chairman and CEO
They were very good. They have exceeded their internal targets for three or four years — they have met or exceeded their internal targets for three or four years of operation. The only reason I’m kind of hesitating there is every manager sets some stretch goals, so I doubt that every single sales guy hit every single target, but as far as running the business and what Jim wanted to do with the business, they’ve been hitting those goals.

Thomson StreetEvents	www.streetevents.com	Contact Us	8

© 2006 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

Final Transcript
May. 10. 2006 / 9:00AM ET, WSSI — Q1 2006 WebSideStory, Inc. Earnings Conference Call
Mark May — Needham & Company — Analyst
And did you give the actual dollar contribution?
Claire Long — WebSideStory, Inc. — CFO
Yes, we did. The Visual Sciences revenue on a GAAP basis for the quarter, and that’s since February 1st onward, was $802,000. If we include the pre-stub period, so the month of January, as well as the deferred revenue, their revenue was $2,710,000.
Mark May — Needham & Company — Analyst
And if I could just ask one last follow-up, I know you don’t break this out in your guidance, but maybe just some color, the Search and the Atomz business, do you expect that that business will continue to grow at this sort of 20% rate, below that, above that, et cetera? Thanks.
Jeff Lunsford — WebSideStory, Inc. — Chairman and CEO
Yes, Mark, so last quarter we talked about a roughly 20% growth rate for the Search business and what we just said is we are not going to break that out going forward, but as it sort of disappears into the Active Marketing Suite division, it’s growing at 22%, which is what we just talked about. Actually, the growth picked back up a little bit this quarter.
So I’d say going forward I’d expect that component of the Active Marketing Suite business to be at 20% or trending slightly higher contribution. It truly is an issue of now we’re signing combined contracts. We have customers doing integration between HBX and site search and you really can’t track it as a separate business anymore.
Mark May — Needham & Company — Analyst
Thanks a lot.
Jeff Lunsford — WebSideStory, Inc. — Chairman and CEO
Sure.
Operator
Our next question comes from Kyle Evans of Stephens Company. Please proceed, sir.
Kyle Evans — Stephens Company — Analyst
Good morning, guys. Jeff, could you talk a little bit about the sales synergy progress of Visual Sciences. I know it’s still early, but a lot of questions in the marketplace on whether or not you can sell an integrated Visual Sciences/HBX solution to your clients and a couple of follow-ups. Thanks.
Jeff Lunsford — WebSideStory, Inc. — Chairman and CEO
Sure, Kyle. We will absolutely be able to sell an integrated — or a combined solution of Visual Sciences and HBX. We have integrated the platforms in the lab, we demonstrated it to 150 customers at Active Insights. There were audible gasps in the audience when people saw what we have been able to accomplish in just 60 days of working with the two technologies.

Thomson StreetEvents	www.streetevents.com	Contact Us	9

© 2006 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

Final Transcript
May. 10. 2006 / 9:00AM ET, WSSI — Q1 2006 WebSideStory, Inc. Earnings Conference Call
It is not a mass-market offering, however. Visual Sciences, as anyone who’s done the research knows, is a very high-end, very powerful platform that’s really about enterprise analytics. It’s not just a little modular bolt on to HBX. That product, the combined solution, will go to market sometime in Q3. We’re being careful about taking it to market.
We really have more than we can say grace over in the Visual Sciences pipeline and we want to be very careful in any product that we take to our 1,000-plus HBX customers, make sure it is fully polished and ready to go. But you remember the average relationship size within the HBX customer base is around $40,000 a year. And so for many of them, that high-end Visual Sciences solution is just not going to be an option. It’s going to look neat, but it’s sort of going to be price prohibitive, right?
Kyle Evans — Stephens Company — Analyst
Right. Thank you for that answer, and I have two kind of related questions. When you look at the average sales price for Visual Sciences, which is significantly higher, first off, is it priced in a similar fashion, and second off, would those contracts that Visual Sciences is winning at the top end of the enterprise market also be kind of similar in size if it was an HBX win, just based on the increase in volume of Web pages?
Jeff Lunsford — WebSideStory, Inc. — Chairman and CEO
If you look at it on a three-year total cost of ownership basis, Visual Sciences is very competitive with an HBX or an Omniture or WebTrends. And so the answer is yes, if you look at it on a three-year sort of TCO basis.
Kyle Evans — Stephens Company — Analyst
Okay, and lastly, without naming specific customers, could you talk about some of the ways Visual Sciences is already operating outside the Web analytics industry in kind of a multi-channel environment? Thanks.
Jeff Lunsford — WebSideStory, Inc. — Chairman and CEO
Yes, sure. There’s a large hotel chain that is already importing data from their reservations system and analyzing that alongside the Web data and correlating what we call dimensions in the platform. The real power of the Visual Sciences platform is the ability to correlate in N dimensions by N dimensions, and not having to pre-calculate those in OLAP cubes, which take up massive amounts of memory. And so it’s really neat to see companies with sort of 200 or 300 or 400 dimensions in a data warehouse now be able to use this tool to visualize relationships across those dimensions.
And so the one large hotel chain is doing that with reservation data. One large financial conglomerate is doing that with Web data and call center data. So those are sort of two examples, and everyone who sees that platform has an interesting potential use for it. A large bank asked us if we would create a fraud-prevention solution, or a fraud-detection solution for them. A large retailer asked us if we would create a point of sale data analysis for them. So there are a lot of really interesting things happening and our challenge is to make sure that we focus and that the products we take to market are successful and are leveragable into other customers. And that’s what Jim MacIntyre and I are making sure we do.
Kyle Evans — Stephens Company — Analyst
And does that mean that in the future, instead of just Visual, we have Site and we have Call Center we can see Visual Sciences Reservations and Visual Sciences Fraud. How are people buying this and how are you selling it now, and then what does that do to the average sales relationship? And then I’ll get back into queue. Thanks.
Jeff Lunsford — WebSideStory, Inc. — Chairman and CEO
I won’t speculate on what products we might roll out and when. We do have in the market Visual Call, Visual Mail, Visual Network and Visual Document. And Visual Mail is used by government entities. Visual Network is used by telcos. So what we are doing is trying to size these opportunities and make sure — just don’t worry about it. Sorry about the phone ringing, guys - trying to size these opportunities and make sure that

Thomson StreetEvents	www.streetevents.com	Contact Us	10

© 2006 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

Final Transcript
May. 10. 2006 / 9:00AM ET, WSSI — Q1 2006 WebSideStory, Inc. Earnings Conference Call
we have the right resources to actually be successful rather than ending up — what I don’t want to have is 13 Visual products out there with two customers each. We want to build a critical mass around these products and then have those customers really help us take it to the next level.
Kyle Evans — Stephens Company — Analyst
Great, thanks.
Jeff Lunsford — WebSideStory, Inc. — Chairman and CEO
Sure.
Operator
Our next question will be from David Hilal of Friedman, Billings, Ramsey. Please proceed, sir.
Philip Dionisio — Friedman, Billings, Ramsey — Analyst
Hi, this is Philip Dionisio for David. Good morning, Jeff and Claire.
Jeff Lunsford — WebSideStory, Inc. — Chairman and CEO
Good morning, Philip.
Philip Dionisio — Friedman, Billings, Ramsey — Analyst
When you look at your guidance for higher spending, how does it affect the organic growth rates you gave for each product line at your analyst day? Are you expecting higher growth rates now with your higher levels of spending?
Jeff Lunsford — WebSideStory, Inc. — Chairman and CEO
Well, we raised revenue guidance, Philip, so the answer is yes. And to what extent, we basically have been embarked on this strategy for 90 days, so you just have to look to the guidance. I’m not going to speculate on anything higher than that.
Philip Dionisio — Friedman, Billings, Ramsey — Analyst
Okay, so it should be across the board, then?
Jeff Lunsford — WebSideStory, Inc. — Chairman and CEO
Yes, as far as within the Active Marketing Suite division and within the Visual Science division, yes.
Philip Dionisio — Friedman, Billings, Ramsey — Analyst
Okay, and then you said Bid was released this quarter. Could you talk about what you’re seeing in the marketplace and what you expect ASP for this product to be?

Thomson StreetEvents	www.streetevents.com	Contact Us	11

© 2006 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

Final Transcript
May. 10. 2006 / 9:00AM ET, WSSI — Q1 2006 WebSideStory, Inc. Earnings Conference Call
Jeff Lunsford — WebSideStory, Inc. — Chairman and CEO
Well, we are literally just beginning to sell it, to train our salespeople and to actually take it to market. I know that we have stacked up interest from many HBX customers, so the first sales of Bid will be with HBX customers. I won’t speculate on how successful that will be. As I’ve said on the call, I think the real uptake will happen in Q4, because we are just kicking off, and if you just look at normal sales cycles, I wouldn’t expect a whole bunch of contracts this quarter. I think the real uptake will happen in Q4. What was the second part of your question?
Philip Dionisio — Friedman, Billings, Ramsey — Analyst
ASPs for Bid, what are you expecting?
Jeff Lunsford — WebSideStory, Inc. — Chairman and CEO
As I said, I think it’s going to be a $5,000 to $10,000 on average add-on sale. There will be some customers that are much larger than that, but I think on the whole, if you look at a business with 1,000 customers with an average of $40,000 relationship value, then this is sort of a 25% add on or something like that. And the — a lot of the usage there, it’s very usage driven, so you may have smaller sites that are buying a lot of keywords that will pay us more. So it’s not page view driven, in other words, the way HBX is.
Philip Dionisio — Friedman, Billings, Ramsey — Analyst
Okay, and then lastly, could you quantify the litigation expense in the quarter for NetRatings. I mean, you did talk about that going forward they’re going to be higher than expected. Could you also quantify that?
Jeff Lunsford — WebSideStory, Inc. — Chairman and CEO
Yes, when we talked on March 1st, we said that we thought that it would cost $2 to $3 million over two to three years, and that you could blend that out to a penny a share a quarter. It’s probably going to run more — it could be — these things are very spiky. When you have the Markman hearing, as an example, there’s a whole flurry of activity leading up to that, and so right now our Markman hearings are scheduled for late Q2 or early Q3. The judge is working on slating it as related to some other suits that NetRatings has filed.
And so this will probably be like the very first quarter was pretty low, this quarter and next quarter will be pretty high, it could be as much as $0.5 million in a quarter or it could be as low as $0.25 million in a quarter.
Philip Dionisio — Friedman, Billings, Ramsey — Analyst
Okay, thanks.
Jeff Lunsford — WebSideStory, Inc. — Chairman and CEO
Sure.
Operator
The next question is from the line of Brad Whitt of RBC Capital Markets. Please proceed.
Brad Whitt — RBC Capital Markets — Analyst
Hey, Claire. Could you just give us an idea, I think you may have given us this, but of what the deferred revenue was just for WebSideStory alone. Was it just up maybe $400,000 or $500,000, is that right?

Thomson StreetEvents	www.streetevents.com	Contact Us	12

© 2006 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

Final Transcript
May. 10. 2006 / 9:00AM ET, WSSI — Q1 2006 WebSideStory, Inc. Earnings Conference Call
Claire Long — WebSideStory, Inc. — CFO
It’s only up a few hundred thousand and it’s really just due to timing, because we didn’t change any of our invoicing practices, so there wasn’t any big push to get dollars in there. So the main change in that account is due to Visual Sciences and we should expect it to continue to increase, like I said, as we rebuild that Visual Science deferred balance.
Brad Whitt — RBC Capital Markets — Analyst
Okay, and on the Visual Sciences, the non-GAAP piece, the pro forma piece.
Claire Long — WebSideStory, Inc. — CFO
Yes.
Brad Whitt — RBC Capital Markets — Analyst
How does that break out? Is that all software?
Claire Long — WebSideStory, Inc. — CFO
No, it’s actually a combination of all of the elements spaced out. There’s a different haircut percentage applied to every element, but basically anything that was in deferred revenues was haircut, because when you fair value the obligations, normally you cannot take the full amount forward. The fair value comes out lower. So for license it might be a 100% haircut, but even professional services still has a haircut maybe in the 25% range.
Brad Whitt — RBC Capital Markets — Analyst
So you think you’re just going to leave that as a separate line item?
Claire Long — WebSideStory, Inc. — CFO
Yes, because what we want to do is show you how it would have been recognized had Visual Sciences not been purchased.
Brad Whitt — RBC Capital Markets — Analyst
Right, but we don’t know exactly what categories it would have been recognized in, correct?
Claire Long — WebSideStory, Inc. — CFO
Right, and we really can’t do that, because since they didn’t have VSOE, theoretically you really can’t separate every category out.
Brad Whitt — RBC Capital Markets — Analyst
Okay. And then, Jeff, could you talk about kind of the go-to-market strategy? I think originally when you bought Atomz, you kept that sales force separate. Is that still separate and are you doing the same thing with Visual Sciences where you eventually have one sales force selling all the products? Can you just give us your vision around that?

Thomson StreetEvents	www.streetevents.com	Contact Us	13

© 2006 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

Final Transcript
May. 10. 2006 / 9:00AM ET, WSSI — Q1 2006 WebSideStory, Inc. Earnings Conference Call
Jeff Lunsford — WebSideStory, Inc. — Chairman and CEO
Sure, Brad. The Search and Content solutions group still has a dedicated sales manager with dedicated inside sales and field sales. They work closely with the HBX sales groups, so those two sales managers, the HBX has dedicated sales management in the U.S. And then we have sales management in Europe which is basically responsible for selling all Active Marketing Suite divisions in which going forward will be selling Visual Sciences in collaboration with those guys.
So the way you think of it is there’s an Active Marketing Suite division and you’ve got sales people calling on them. About one-third of those guys are specialists in Search and Content but also have the ability to qualify a prospect for Web analytics and they would hand that lead to the HBX specialist. Two-thirds of them are HBX specialists, primarily trained on HBX, but they also are trained on how to qualify a lead for Search and Content Management, and they get paid for handing those leads to the Content Management guys.
And then Visual Sciences is a completely separate business unit. Our whole Active Marketing Suite sales force, which is 40-plus people, is compensated on passing a qualified lead to Visual Sciences, so they are a good lead gen operation, but that is a different sale that requires usually long proof of concepts, and so they’re going to run more independently, if you will, than the Active Marketing Suite division will run.
Brad Whitt — RBC Capital Markets — Analyst
Okay, so there’s no plans at this point to integrate any of that, other than where you have it today?
Jeff Lunsford — WebSideStory, Inc. — Chairman and CEO
No, as long as it’s working, I mean, we’re generating 40% growth in the Active Marketing Suite division and 55% growth in the Visual Sciences division, and I’m a big believer of not trying to improve things, if they’re already working that well. If things — if we feel like we could do much better, then, yes, we’d reorg, but right now, we very closely track sales efficiency. We’re always fine-tuning which reps are performing and which aren’t and looking for better talent, but all in all it’s working right now, so I’m not looking to change it dramatically.
Brad Whitt — RBC Capital Markets — Analyst
And just real quick, final question, did you have any success stories as far as selling Visual Sciences into your existing customer base, or is it still early for that, and if it is too early, when would you expect to see that?
Jeff Lunsford — WebSideStory, Inc. — Chairman and CEO
Yes, it’s too early right now. There’s a potential that some of that could happen in Q3. Again, most of that I think would happen in Q4. If we actually rolled out an integrated offering as I said in Q3, you probably because of the sales cycles of Visual Sciences, you’d start to see that in Q4 and then you’d really see it in Q1.
Brad Whitt — RBC Capital Markets — Analyst
Okay, thanks. That’s all I have.
Jeff Lunsford — WebSideStory, Inc. — Chairman and CEO
Thank you.
Operator
Our next question is from Safa Rashtchy of Piper Jaffray. Please proceed.

Thomson StreetEvents	www.streetevents.com	Contact Us	14

© 2006 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

Final Transcript
May. 10. 2006 / 9:00AM ET, WSSI — Q1 2006 WebSideStory, Inc. Earnings Conference Call
Paul Weaver — Piper Jaffray — Analyst
Good morning, Jeff and Claire. This is Paul Weaver for Safa. I apologize, but I had a fire alarm going off, so I missed some of your commentary. Can you repeat what you said were the reasons for the margin compressions? I believe you gave four or five different reasons. Also, can you please provide the renewal rate and average contract length?
Jeff Lunsford — WebSideStory, Inc. — Chairman and CEO
Yes, renewal rates are running right about 90%, as they have been historically. And the margin compression was one, Visual Sciences has double rent this quarter. They’re moving into a new facility. Two, we held two large customer forums in the quarter and those were only partially offset by customer attendance. Three, April 1st is when we process all our raises, so you see kind of enhanced compensation expenses most acutely in Q2. Number four, this is the quarter when we stopped capitalizing the development of Bid and started expensing the development of resources, plus amortizing the capitalized amount, so that’s a double whammy. Number five, slightly higher litigation cost with the NetRatings dispute, and number six, audit expenses.
The biggest one is actually the audit expenses. They’re going to run probably $0.5 million higher than we had modeled at the beginning of the year, and we hadn’t modeled low. So it’s just increasing complexity and the increasing regulatory burden.
Paul Weaver — Piper Jaffray — Analyst
Right, and could you provide some color on how things are going in Europe?
Jeff Lunsford — WebSideStory, Inc. — Chairman and CEO
Sure, Europe is strong, healthy, lot of activity. We’ve expanded our group in Germany. Now we have four folks in Germany. We’ve expanded and added a few more folks in Paris. The UK team is doing great, so all in all, Europe is a strong market for us and we’re just beginning to take Visual Sciences over there, and the early returns are very promising. Europe is a little more in-house, culturally in-house focused than the U.S. and so you get over there in the large FIs as an example, and they’re much more likely to go with an in-house solution than they are with an outsource solution, especially if you start talking about enterprise analytics, not just Web analytics.
Paul Weaver — Piper Jaffray — Analyst
Okay, thank you.
Jeff Lunsford — WebSideStory, Inc. — Chairman and CEO
Thank you.
Operator
Our next question is from Sean Jackson of Avondale Partners. Please proceed.
Sean Jackson — Avondale Partners — Analyst
Good morning. Again, on the expense side, you mentioned you’re taking some of the savings in taxes, reinvesting back in the business. Can you give a little more detail exactly where those reinvestment dollars are going toward? I guess another way to put it is what are you currently lacking that you want to put money for?

Thomson StreetEvents	www.streetevents.com	Contact Us	15

© 2006 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

Final Transcript
May. 10. 2006 / 9:00AM ET, WSSI — Q1 2006 WebSideStory, Inc. Earnings Conference Call
Jeff Lunsford — WebSideStory, Inc. — Chairman and CEO
So we definitely want more consultants in both Visual Sciences and the Active Marketing Suite division. Customers need help implementing these technologies and then understanding what they can do with these technologies. We definitely want more qualified sales reps and sales engineers. There is I think plenty of elasticity out there. There are plenty of areas, stratas of the market that we are just not reaching because we don’t have enough coverage on the market. So I think hiring good sales people is a great place.
There’s plenty of R&D we would like to do. And then just general customer service. Once you have these customers, as a recurring revenue business, you want to make sure your support levels are good. And then the G&A is sucking up a lot of that benefit, unfortunately, just the audit burden, which is really the big driver, and we view the patent litigation as an investment (A) in defending ourselves, but (B) also in beginning the process of monetizing our own intellectual property.
We have two issued patents and 10 pending, and so that is in our minds an investment not just a flush expense.
Sean Jackson — Avondale Partners — Analyst
Thanks, and could you comment on just the catalyst here for the extra investment, the catalyst for lowering, say, the target operating margin. Was it just frankly you saw the market and you felt like you had to take advantage of what was going on. Was it from competitive situations? Can you comment on what brought you to this?
Jeff Lunsford — WebSideStory, Inc. — Chairman and CEO
Yes, it’s really what the investor base has resoundingly communicated to us they want to see. They want to see growth. If you look at Q4, where we beat earnings by a penny but missed revenue by 3% and took a 30% haircut in market cap, I think that speaks pretty loudly to management.
The market on the high end, what we said in the last quarter, is we see the opportunity. It is clearly there. We are in the business of the science of marketing, so we know what our cost per lead is, and we know how many leads generate a sale. And there’s a direct correlation between the marketing programs. We increased the marketing budget we talked about in Q4, and how many leads we generate and how much business we get.
So the business is there and we said let’s go for it and we did and then you see the result here. We I think exceeded estimates by about a $0.5 million in revenue and we raised guidance, so we’re seeing good payback from that strategy. Now, as a recurring revenue business, you don’t immediately see a 10% over-performance in revenue because these are long-term contracts and revenue spread, but the strategy we embarked on in Q4, because we saw the opportunity and decided to go for it, and because investors are saying I’d much rather see growth than getting to 30% margin is interesting - we’re at 26 or 27 in Q4. I want to see you grow, I know this market is exciting, and that’s the choice we’ve made.
Sean Jackson — Avondale Partners — Analyst
All right. Thank you.
Jeff Lunsford — WebSideStory, Inc. — Chairman and CEO
Thank you.
Operator
We have a question from Michael Huang of ThinkEquity. Please proceed.

Thomson StreetEvents	www.streetevents.com	Contact Us	16

© 2006 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

Final Transcript
May. 10. 2006 / 9:00AM ET, WSSI — Q1 2006 WebSideStory, Inc. Earnings Conference Call
Michael Huang — ThinkEquity — Analyst
Hey, good morning. Just real quick. So just in terms of your revenue guidance, I was wondering, are you guys assuming that Visual Sciences could positively impact win rates at large enterprises? I just wanted to get a sense of how conservatively you’re modeling the Visual Sciences ramp?
Jeff Lunsford — WebSideStory, Inc. — Chairman and CEO
Well, Michael, our guidance is our guidance and I’m not sure I really understand the question.
Michael Huang — ThinkEquity — Analyst
I guess to say some similar [checks], we had uncovered that the Visual Sciences proposition perhaps could make it a little bit easier to sell HBX, given the fact that they have a migration path, and just wanted to understand whether or not you baked that into your assumptions on the guidance for the year or whether or not you’re still assuming that it’s relatively too early?
Jeff Lunsford — WebSideStory, Inc. — Chairman and CEO
We bake a lot of things into our — a lot of thinking goes into our guidance. There are a lot of levers. I think the general corporate momentum of having Visual Sciences and HBX as part of the same company has been — has helped us in opportunities, but it’s hard to quantify that and say that we raised guidance — of the raise, X percent came from that fact. So anyone in the market that I know — I haven’t gotten one person who said why in the world did you do that? Everyone comes up and says that was a great move, they’re a great group and the technology is amazing, it makes a lot of sense. So I think all in all, it’s been a very strong positive for the company.
Michael Huang — ThinkEquity — Analyst
Great. And I know you guys don’t provide too much specificity around the bookings growth number, but I was curious, did you actually see an improvement in bookings growth rate versus last quarter?
Jeff Lunsford — WebSideStory, Inc. — Chairman and CEO
Well, last quarter, we did actually break out bookings growth rates so that people could be comfortable. There was an acquisition going on, revenue was a little bit light last quarter, so we wanted to show you bookings.
This quarter, what we said is bookings were within our expected range across the board, and the definition of a booking is now even more complicated that we have a software solution, so we’re trying to get away from bookings grew X percent and now they grew Y percent, but they were very healthy. They led us to raise guidance this quarter, and that’s kind of what you should take from the call.
Michael Huang — ThinkEquity — Analyst
Okay, and last question for you, just back on Visual Sciences, obviously, multi-channel analysts could represent a logical migration path for the more sophisticated customers out there, regardless of the underlying platform. I was wondering whether or not you were aware of any Omniture customers that were currently working with Visual Sciences already.
Jeff Lunsford — WebSideStory, Inc. — Chairman and CEO
Yes, there are — well, yes. The answer to that is yes. They are former Omniture customers, though, if they’re working with Visual Sciences, they’ve already left. But that kind of vendor swapping is really infrequent. This market is still very wide open on the high end. And so I don’t want to get in a we took one and they took one kind of discussion. I don’t think that’s very productive.

Thomson StreetEvents	www.streetevents.com	Contact Us	17

© 2006 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

Final Transcript
May. 10. 2006 / 9:00AM ET, WSSI — Q1 2006 WebSideStory, Inc. Earnings Conference Call
Michael Huang — ThinkEquity — Analyst
Great. Thank you very much.
Operator
Our next question is from Richard Baldry of First Albany Capital. Please proceed, sir.
Richard Baldry — First Albany — Analyst
Hey, given you made the numbers in the quarters with some upside and the license revenues came in only at about a quarter million, could you drill down into the licenses a little more, maybe how many customers that $250,000 might represent if you felt the acquisition probably took a quarter or a bit of a slowdown in the sales group as they sort of realigned their pipeline to understand the new entity that would be owning the company?
Maybe scale, license average deals and what the large-deal pipeline looks like and how much that might impact your guidance? It looks like it’s probably more upside than really factored in at this point. Thanks.
Jeff Lunsford — WebSideStory, Inc. — Chairman and CEO
Sure, Richard. So the quarter million license revenue, we’re not going to break that down and get so granular on that. What we said is that the over-performance in revenue over and above our expectations and over and above analyst expectations was in sort of equal parts, half Active Marketing Suite division, so that would have been HBX, site search, Publish kind of deals, and the other half was in upsells within the Visual Sciences base. And some of those upsells are consulting, some of them are licenses, some of them are managed services deals.
So their business was very healthy. Their sales force beat their numbers in the quarter and really didn’t skip a beat as a result of the acquisition. Visual Sciences continues to have an embarrassment of opportunities in their sales pipeline. They’re sitting there trying to figure out how to cover all of these opportunities and picking the ones where we know we’re the best solution, and if we doubled the size of their sales force tomorrow, those guys would all be fully engaged as well.
The key there is finding the right people, maintaining that tight quality filter on both the sales side and the consulting side and getting the right people in there that have the right skill sets to attack those opportunities.
Richard Baldry — First Albany — Analyst
And can you talk a little maybe from an overall umbrella level about the Stream partner program. Any changes in there, any ability to cross-sell bringing in additional customers via that channel?
Jeff Lunsford — WebSideStory, Inc. — Chairman and CEO
That partnership program is going very well for us. We just had ActiveInsights in Santa Monica and had about 10 partners there. One partner — you’ve been following us, so we rolled out the reporting API about six months ago, and the reporting API creates the ability for partners to take HBX data and pull that data into their interface. The best live example of that is the site search use of the reporting API, which is what drives the Brooks Brothers example of driving site search off of Web analytics data and EMailLabs was there demonstrating where they’re pulling data out of the reporting API and showing their customers analytics data in their own user interface.
And then we also have the campaign API, where they can come get an HBX-issued campaign ID or they can put their campaign ID into HBX. So there’s real integration going on with these partners. Responsys is doing a lot of cool stuff and we’re doing a lot of joint sales with them. And it’s working quite well for us.

Thomson StreetEvents	www.streetevents.com	Contact Us	18

© 2006 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

Final Transcript
May. 10. 2006 / 9:00AM ET, WSSI — Q1 2006 WebSideStory, Inc. Earnings Conference Call
And then on the other side, we have the interactive agencies, which we collaborated with on many opportunities. They don’t resell our solutions, but they’re trained up on our solution and refer us in because they’re comfortable with the technology and they’re comfortable with us corporately that we’re not running off and building a competitive agencies sort of type business.
Richard Baldry — First Albany — Analyst
And then sort of headcount oriented, could you talk about what the total headcount is and then maybe within the sales group, the number of new quoted reps versus a renewal-focused group or lead-generation type headcounts as well? Thanks.
Jeff Lunsford — WebSideStory, Inc. — Chairman and CEO
Sure. Total headcount globally now is about 290, including contractors. And I do include those just for efficiency. And to be honest, I didn’t update my sales headcount last night before this call. I think they’re running about 41 total quota’d reps across the Active Marketing Suite and then four or five at Visual Sciences. And that includes the 12 or so that are focused on the renewal business in the Active Marketing Suite part of the business.
Richard Baldry — First Albany — Analyst
Thanks.
Operator
Our next question will be from Troy Mastin of William Blair & Company. Please proceed.
Troy Mastin — William Blair & Company — Analyst
Thank you. Just two quick ones. One is to ask if there has been any meaningful change in the pricing dynamics in the marketplace, and maybe more specifically you’ve got one of your major competitors who’s going to file to go public. If there’s any sign that they in particular might be changing given that they’ll now be under the scrutiny of the public company?
Jeff Lunsford — WebSideStory, Inc. — Chairman and CEO
Well, the pricing dynamic, as I said, Troy, is — the pricing is stable in the industry. If anything, it’s probably improving because now 13 Web analytics have sold over the last three years and when those troubled smaller guys get sold, there’s a little less desperation pricing in the market. That competitor that filed, the interesting thing is that they’ve got a 50% cost of goods sold or cost of delivering a service, 50% of revenue, and our analog to that is 20% of our revenue, so they certainly don’t have the ability to (A) price below us and (B) move towards profitability, which will be required by the public markets. So something’s got to give there.
It will be interesting to watch that movie play out. We all know they’re a good company, growing well, but I think there will be some cost pressure, so I’m not worried about them going public and changing our pricing dynamic at all. If anything, they’re going to go public and they’re going to have to show a path to profitability. And then the other two guys that have sort of lead priced with us are WebTrends and Coremetrics, both of whom are stable. Coremetrics just raised $31 million, doing well in their particular area of focus, which is retail. And WebTrends, taken private, very well backed, very stable.
So we are not really seeing — and I think that we four companies, Omniture, WebTrends, Coremetrics, WebSideStory, are the ones that set pricing in the market. We’re not feeling pressure on the low end from Google Analytics, but it could be coming, who knows.
Microsoft just bought somebody, DeepMetrics and who knows what’s going to happen with that. So pricing is stable, the competitive situation is pretty stable and we have — as I’ve said all along, three market leaders are going to emerge out of this very hot market.

Thomson StreetEvents	www.streetevents.com	Contact Us	19

© 2006 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

Final Transcript
May. 10. 2006 / 9:00AM ET, WSSI — Q1 2006 WebSideStory, Inc. Earnings Conference Call
Troy Mastin— William Blair & Company — Analyst
And then my second question you sort of touched on, Google Analytics, I wanted to see if there is anything positive or negative that’s coming out of that. I think they’re now more or less up and running for most that would like to use Google Analytics, and I know initially that seemed to bring more attention to the sector and maybe was positive for you.
So if there’s any sign of change there that Google Analytics might be having on your business?
Jeff Lunsford — WebSideStory, Inc. — Chairman and CEO
There isn’t. It’s been net neutral to us. What we’ve said still holds true, which is that we think there are certainly people who are using that free service and they don’t even get to our pipeline. By the time someone’s in our pipeline, it’s someone who’s decided that they’re going to go through a paid analytics vendor and they’re looking at us either exclusively or in competition with some of the other paid guys. And then on the other side, it’s definitely serving as a catalyst. We see a lot of leads come in where people are using that product and are wanting to know what ours is like, because they’d like better service levels, that type of thing.
Troy Mastin — William Blair & Company — Analyst
Okay, thanks a lot.
Jeff Lunsford — WebSideStory, Inc. — Chairman and CEO
Sure.
Operator
Our next question is from John Tory of Montgomery.
John Tory — Montgomery — Analyst
Good morning. Just a couple of quick questions. I think, Claire, you mentioned earlier that the consulting mix heading forward would be something in the range of 10 to 20%. Did I get that right?
Claire Long — WebSideStory, Inc. — CFO
I actually didn’t talk about the consulting mix.
Jeff Lunsford — WebSideStory, Inc. — Chairman and CEO
Consulting as pertains to revenue. Yes, 10 to 20% a as percentage of the software and on-demand services revenue. Yes.
John Tory — Montgomery — Analyst
Okay, and then I think you answered a question earlier with respect to the Visual Sciences segment for Q1, and you said $2.7 million in revenue non-GAAP. Is that for the full quarter or since the date of the acquisition?
Claire Long — WebSideStory, Inc. — CFO
That’s for the full quarter, so that includes a pre-stub period of about $802,000.

Thomson StreetEvents	www.streetevents.com	Contact Us	20

© 2006 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

Final Transcript
May. 10. 2006 / 9:00AM ET, WSSI — Q1 2006 WebSideStory, Inc. Earnings Conference Call
John Tory — Montgomery — Analyst
Okay, great, and then last quick question, the 40% organic growth rate that you guys talked about for the Active Marketing Suite. Is that — obviously with the Atomz deal being done in Q2, does that assume the Atomz business and the WebSide business being combined in Q1 of ‘05 for purposes of that calculation?
Jeff Lunsford — WebSideStory, Inc. — Chairman and CEO
Yes, that’s a purely organic number, so as if combined, and as we’re doing our investor presentations, we actually have this in a slide. So as if combined, here’s what these businesses would look like — none of this, I’m going to give you my growth number after I bought three companies.
John Tory — Montgomery — Analyst
Got it. Okay, thanks very much.
Jeff Lunsford — WebSideStory, Inc. — Chairman and CEO
Yes, sure.
Operator
There are no further questions in the queue. I’ll turn it back to management for closing remarks.
Jeff Lunsford — WebSideStory, Inc. — Chairman and CEO
We don’t have anything else, other than I’d just remind you guys to pay attention to the tax guidance Claire gave you as you’re updating your models, so 2 to 5% cash tax rate for the rest of year, 2 to 5% cash tax rate for all of 2007 and then only a 5 to 10% cash tax rate for 2008. So I think that goes far enough out in the future that you definitely want to consider that as you’re modeling. And we thank you for your time and we’ll be around until about noon Pacific time for Q&A and then we’re headed to the east coast. Thanks.
Claire Long — WebSideStory, Inc. — CFO
Thank you.
Operator
Ladies and gentlemen, thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect. Good day.

Thomson StreetEvents	www.streetevents.com	Contact Us	21

© 2006 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

Final Transcript
May. 10. 2006 / 9:00AM ET, WSSI — Q1 2006 WebSideStory, Inc. Earnings Conference Call
DISCLAIMER
Thomson Financial reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes.
In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies’ most recent SEC filings. Although the companies may indicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.
THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY’S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON FINANCIAL OR THE APPLICABLE COMPANY OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY’S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY’S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.
© 2005, Thomson StreetEvents All Rights Reserved.

Thomson StreetEvents	www.streetevents.com	Contact Us	22

© 2006 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.